Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Fourth Quarter 2008 Diluted Earnings per

Share from Continuing Operations of $0.74, up 16 Percent

Highlights:

•	Record subsea systems revenue of $788 million

•	Energy Production Systems operating profit up 39 percent

•	Acquisition of a 45 percent interest in Schilling Robotics, LLC completed

•	Company provides 2009 guidance for diluted earnings per share of $2.40 to $2.65

HOUSTON, February 16, 2009 – FMC Technologies, Inc. (NYSE:FTI) today reported record fourth quarter 2008 revenue from continuing operations of $1.2 billion, up 13 percent over the fourth quarter of 2007. Diluted earnings per share from continuing operations were $0.74, up 16 percent from $0.64 per diluted share in the prior-year quarter.

Fourth quarter operating profit increased 39 percent in Energy Production Systems and was up 4 percent in Energy Processing Systems compared to the fourth quarter of 2007.

The acquisition of a 45 percent interest in Schilling Robotics, LLC was completed on December 26, 2008. Schilling Robotics is a leading manufacturer of remotely operated vehicles (ROVs), ROV manipulator systems, and control systems for use in subsea oil and gas exploration and production.

-more-

Full Year 2008 Results

Full year 2008 revenue of $4.6 billion increased 25 percent from $3.6 billion in 2007. This growth was led by subsea systems revenue which increased 32 percent to $3.0 billion.

Full year 2008 diluted earnings per share from continuing operations of $2.72 were up 39 percent from 2007 diluted earnings per share of $1.95. Energy Production Systems’ operating profit increased 46 percent and Energy Processing Systems’ operating profit increased 16 percent over the prior year.

“We are very pleased with our results in 2008,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “We enter 2009 in the midst of an uncertain macroeconomic environment but with a solid base for future business. We expect the strength of our subsea backlog will help offset declines in our other businesses in 2009. Overall, we estimate 2009 diluted earnings per share from continuing operations to be in a range of $2.40 to $2.65.”

Review of Operations – Fourth Quarter 2008

Energy Production Systems

Energy Production Systems’ fourth quarter revenue of $972.8 million increased 12 percent over the prior-year quarter due to increased subsea systems sales. Revenue for subsea systems was a record $788 million for the quarter, up 15 percent from the prior-year quarter. Surface wellhead revenue decreased slightly from the fourth quarter of 2007.

Energy Production Systems’ record operating profit of $119.1 million increased 39 percent over the prior-year quarter. The increase was due to higher volume and operating margin in subsea systems. Operating margin in the segment was a record 12.2 percent for the quarter and 11.5 percent for the full year.

Energy Production Systems’ inbound orders of $401.5 million in the fourth quarter were adversely impacted by backlog translation due mainly to the strengthening of the U.S. dollar versus the Norwegian Krone and Brazilian Real. Full-year subsea system orders were $2.1 billion. Backlog for Energy Production Systems was $3.3 billion and included $3.0 billion in subsea backlog at the end of the fourth quarter.

Energy Processing Systems

Energy Processing Systems’ fourth quarter revenue of $229.6 million was 9 percent higher than the prior-year quarter. The revenue increase came primarily from the material handling systems business.

Energy Processing Systems’ fourth quarter operating profit of $40.7 million was 4 percent higher than the prior-year quarter.

Energy Processing Systems’ inbound orders were $167.4 million for the fourth quarter and backlog was $313.2 million.

Corporate Items

Corporate expense in the fourth quarter of 2008 was $9.1 million, a decrease of $0.8 million from the third quarter.

Other expense, net, was $21.8 million, an increase of $34.7 million from the prior-year quarter. The net impact of foreign exchange gains and losses in the fourth quarter was a net loss of $8.3 million as compared to a net gain of $11.9 million in the prior-year quarter. The company also had a net increase from the fourth quarter of 2007 of $7.2 million in pension related expenses due to executive retirements and an increase of $4.6 million in LIFO inventory costs.

The company ended the quarter with net debt of $154.9 million. Net interest expense was $0.7 million in the fourth quarter.

Depreciation and amortization for the fourth quarter was $19.2 million, up from $18.5 million in the prior-year quarter.

Capital expenditures during the fourth quarter totaled $47.2 million, down from $73.2 million in the prior-year quarter due to lower spending on subsea capacity additions and light well intervention assets.

The company recorded an effective tax rate of 26.8 percent for the quarter.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.74, up 16 percent from the prior-year quarter. Energy Production Systems’ and Energy Processing Systems’ operating profits were up 39 percent and 4 percent, respectively, over the fourth quarter of 2007.

FMC Technologies reported diluted earnings per share from continuing operations of $2.72 for the full year 2008, up 39 percent from the prior year. Subsea systems’ revenue grew 32 percent in 2008 to $3.0 billion.

The company provided an estimate for 2009 diluted earnings per share from continuing operations in a range of $2.40 to $2.65.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies has approximately 10,000 employees and operates 23 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2008 conference call at 9:00 a.m. EST on Tuesday, February 17, 2009. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Revenue	$1,205.1	$1,070.5	$4,550.9	$3,648.9
Costs and expenses	1,064.7	955.0	4,020.1	3,273.3

	140.4	115.5	530.8	375.6
Other income (expense), net	(11.5)	14.2	(23.0)	29.9
Minority interests	—	(0.6)	(1.4)	(1.1)

Income before net interest expense and income taxes	128.9	129.1	506.4	404.4
Net interest income (expense)	(0.7)	(0.4)	(1.5)	(9.3)

Income from continuing operations before income taxes	128.2	128.7	504.9	395.1
Provision for income taxes	34.3	44.5	152.0	134.5

Income from continuing operations	93.9	84.2	352.9	260.6
Income (loss) from discontinued operations, net of tax	(2.6)	5.7	8.4	42.2

Net income	$91.3	$89.9	$361.3	$302.8

Basic Earnings per share:

Income from continuing operations	$0.75	$0.65	$2.76	$1.98
Income (loss) from discontinued operations	(0.02)	0.04	0.07	0.33

Basic earnings per share	$0.73	$0.69	$2.83	$2.31

Diluted Earnings per share:

Income from continuing operations	$0.74	$0.64	$2.72	$1.95
Income (loss) from discontinued operations	(0.02)	0.04	0.06	0.31

Diluted earnings per share	$0.72	$0.68	$2.78	$2.26

Weighted average shares outstanding:

Basic	125.5	130.2	127.8	131.3

Diluted	127.5	132.7	129.7	133.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Revenue

Energy Production Systems	$972.8	$866.9	$3,670.7	$2,882.2
Energy Processing Systems	229.6	210.9	883.2	767.7
Other revenue (1) and intercompany eliminations	2.7	(7.3)	(3.0)	(1.0)

	$1,205.1	$1,070.5	$4,550.9	$3,648.9

Income before income taxes

Segment operating profit
Energy Production Systems	$119.1	$85.5	$420.7	$287.9
Energy Processing Systems	40.7	39.3	165.5	142.5

Total segment operating profit	159.8	124.8	586.2	430.4

Corporate items
Corporate expense	(9.1)	(8.6)	(37.5)	(35.1)
Other revenue and other expense, net (1)	(21.8)	12.9	(42.3)	9.1
Net interest expense	(0.7)	(0.4)	(1.5)	(9.3)

Total corporate items	(31.6)	3.9	(81.3)	(35.3)

Income from continuing operations before income taxes	$128.2	$128.7	$504.9	$395.1

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Inbound Orders

Energy Production Systems	$401.5	$2,109.5	$2,853.2	$5,017.0
Energy Processing Systems	167.4	184.3	865.9	792.3
Other orders and intercompany eliminations	(3.2)	(6.7)	(7.6)	(1.7)

Total inbound orders	$565.7	$2,287.1	$3,711.5	$5,807.6

	December 31
	2008	2007
Order Backlog

Energy Production Systems	$3,345.0	$4,162.5
Energy Processing Systems	313.2	330.5
Intercompany eliminations	(7.0)	(2.3)

Total order bsacklog	$3,651.2	$4,490.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$340.1	$129.5
Trade receivables, net	996.1	775.7
Inventories	559.3	533.2
Other current assets	548.2	318.2
Assets of discontinued operations	—	533.8

Total current assets	2,443.7	2,290.4

Property, plant and equipment, net	494.9	452.3
Goodwill	128.7	147.8
Intangible assets, net	70.2	79.6
Investments	151.2	33.4
Other assets	297.6	207.6

Total assets	$3,586.3	$3,211.1

Short-term debt and current portion of long-term debt	$23.0	$7.2
Accounts payable, trade and other	495.9	405.6
Advance payments and progress billings	770.3	665.3
Other current liabilities	670.6	424.6
Liabilities of discontinued operations	2.7	340.2

Total current liabilities	1,962.5	1,842.9

Long-term debt, less current portion	472.0	112.1
Other liabilities	455.3	234.4
Common stock	1.4	1.4
Other stockholders’ equity	695.1	1,020.3

Total liabilities and stockholders’ equity	$3,586.3	$3,211.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2008	2007
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$352.9	$260.6
Depreciation and amortization	72.6	61.8
Trade accounts receivable, net	(322.7)	21.9
Inventories	(77.1)	(25.6)
Accounts payable, trade and other	135.6	44.3
Advance payments and progress billings	207.6	268.0
Other	(107.2)	(88.2)

Net cash provided by operating activities of continuing operations (1)	261.7	542.8

Cash (required) provided by operating activities of discontinued operations	(11.1)	41.1

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(165.0)	(179.6)
Proceeds on disposal of assets	3.4	63.0
Acquisitions, minority ownership positions and other investing	(121.3)	(64.4)

Net cash required by investing activities of continuing operations	(282.9)	(181.0)

Cash required by investing activities of discontinued operations	(4.7)	(12.1)

Cash provided (required) by financing activities:
Net issuance (repayment) of debt	369.4	(98.4)
Issuance of capital stock	4.8	19.2
Purchase of stock held in treasury	(324.0)	(287.4)
Proceeds from spin-off of JBT Corporation	196.2	—
Other financing	6.3	11.0

Net cash provided (required) by financing activities (1)	252.7	(355.6)

Effect of changes in foreign exchange rates on cash and cash equivalents	(5.1)	14.8

Increase in cash and cash equivalents	210.6	50.0
Cash and cash equivalents, beginning of period	129.5	79.5

Cash and cash equivalents, end of period	$340.1	$129.5

(1)	We have corrected an immaterial error for the year ended December 31, 2007 by adjusting cash paid from operating activities to financing activities. The correction relates to the minimum tax withholding paid to taxing authorities on behalf of employees for share-based compensation awards that is required to be classified as a financing activity in the statement of cash flows. The correction increased cash provided by operating activities for the year ended December 31, 2007 by $8.7 million with an offsetting decrease of $8.7 million in cash required by financing activities. The correction of error does not impact the net change in cash and cash equivalents and is not material to our previously reported Statement of Cash Flow.